For further information, contact:	Don Pearson
Vice President & CFO
847.394.8730

AMCOL INTERNATIONAL (NYSE:ACO)
REPORTS 18% INCREASE IN DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS

ARLINGTON HEIGHTS, IL., JULY 18, 2008—AMCOL International Corporation (NYSE:ACO) today reported 2008 second-quarter income from continuing operations of $17.9 million or $0.58 per diluted share, compared with $15.3 million or $0.49 per diluted share in the same prior-year period.

Net sales from continuing operations rose 28.2% to $233.8 million for the quarter ended June 30, 2008, compared with $182.5 million for the 2007 period. Acquisitions and favorable foreign currency translation represented approximately $8.7 million and $5.4 million, respectively, of the second-quarter sales growth. Operating profit increased by 22.5% over the 2007 period to $23.5 million. Acquisitions added $1.4 million to current-period operating profit while foreign currency translation contributed $0.8 million.

For the six-month period ended June 30, 2008, income from continuing operations was $26.5 million, or $0.86 per diluted share, compared with $26.1 million, or $0.84 per diluted share in the prior-year period. Net income for the six-month period ended June 30, 2008, was $26.5 million, or $0.86 per diluted share compared with $25.8 million, or $0.83 per diluted share in the prior-year period, reflective of a $0.01 charge for discontinued operations that occurred during the second quarter of 2007.

Net sales from continuing operations for the six-month period ended June 30, 2008, rose 22.8 % to $425.3 million, compared with $346.2 million for the 2007 period. Acquisitions and favorable foreign currency translation represented approximately $14.6 million and $9.6 million, respectively, of the sales growth. Operating profit improved by 6.9% over the 2007 period to $36.2 million. Current-year operating profit includes earnings from acquisitions and favorable foreign currency translation of $1.4 million and $1.3 million, respectively.

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AMCOL Q2 2008 EARNINGS

This release should be read in conjunction with the attached unaudited condensed consolidated financial statements. Further discussion of items and events impacting earnings are included later in this press release.

“We had strong revenue growth across all of our reporting segments this quarter” says Larry Washow, AMCOL President and Chief Executive Officer. “Operating profit grew as well, particularly in Oilfield Services and Environmental. However, it was another quarter where we saw significant energy price increases impacting our margins.”

“In spite of the ongoing cost issues, the Minerals segment did deliver gross and operating margin improvement compared to the first quarter of 2008.” Washow continued, “We are not at all satisfied with the results, but even with the difficult operating environment we are seeing a positive trend that we expect will continue.”

“Also compared to last quarter, the Environmental segment experienced strong growth due to the seasonal nature of its business,” Washow stated.

“Oilfield Services benefited from the strong market conditions as well as a mid-quarter acquisition, which is already a positive contributor. Second quarter results show overall sales growth of 63.5%, generating a 77.7% operating profit improvement,” Washow added.

“Costs are an ongoing issue as we saw overhead spending increase primarily due to benefits and IT costs, plus additional expenses related to acquisitions. We have also increased our R&D spending,” Washow concluded.

STATEMENT OF OPERATIONS HIGHLIGHTS:

Net sales: The following details the consolidated sales growth components over the 2007 second quarter:

Minerals: Freight pass-through revenue accounted for approximately one-fourth of the base business growth, principally from the pet products and metal castings divisions. Base business sales were driven by demand in the Asia-Pacific metal casting market and certain specialty materials product lines, notably from customers in South Africa and China, in addition to price increases in U.S. metal castings and basic materials divisions.

Sales from acquisitions were contributed by our operations in Turkey and Mexico.

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AMCOL Q2 2008 EARNINGS

Environmental: Base business growth in building materials division shipments and installation services in Western Europe and Poland as well as higher shipments in lining technology product lines in the U.S. market contributed to the increase in the quarter.

Oilfield Services: Demand for domestic water treatment services in the Gulf of Mexico was the largest contributor to base business growth. Emerging markets in West Africa and Malaysia represented approximately 28.6% of the revenue growth. The Premium Reeled Tubing (“PRT”) acquisition added $3.5 million of revenue in the quarter.

Transportation: Traffic levels increased over the prior-year quarter due to higher demand from consumer products shippers.

Gross profit: Sales growth provided the increase in gross profit; however, gross margin was 26.8%, a 50 basis point decline from the 2007 quarter.

Minerals: The gross margin decline is primarily attributed to rising energy costs and increases in production and mining costs, principally in the U.S., where pricing initiatives reduced the impact of these cost increases on gross margin.

Environmental: Gross margin was comparable to the prior-year quarter.

Oilfield Services: Gross margin improved 110 basis points over the prior quarter due to improved pricing, product mix, emerging markets growth and the acquisition of PRT.

Transportation: Gross margin declined 120 basis points principally due to unrecovered fuel surcharges.

General, selling and administrative expenses (GS&A): GSA expenses increased $8.6 million, a 27.9% increase over the 2007 second quarter. Expenses in each segment increased, with Oilfield Services experiencing the largest increase due to overall growth of the business, entering emerging markets and the acquisition of PRT.

Minerals: Base business GS&A grew due to increased research and development expenditures for the specialty materials division and personnel costs in the Asia-Pacific region.

Environmental: GS&A increased primarily due to increased compensation and sales commission expenses at the Poland-based operations.

Corporate: GS&A increased $2.1 million due to increasing benefits costs and IT expenses resulting from infrastructure investments.

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AMCOL Q2 2008 EARNINGS

Operating profit: The increase over the prior-year quarter was primarily caused by the combined effect of the gross profit improvement somewhat offset by increases in GS&A costs, especially in our Corporate segment, which drove the 50 basis points decrease in operating margin.

Interest expense: Net interest expense increased by approximately $0.7 million over the prior-year quarter due to higher average debt levels.

Other, net: The increases represents a currency hedge gain on a position in the Australian dollar for our pending South Africa chrome mine investment, offset by other foreign currency fluctuations and minority interest.

Income taxes: The effective tax rate for the second quarter of 2008 was 26.8% compared with 24.7% for the same period in 2007. This is due to increased operating profit in the U.S., which has higher tax rates than international operations.

Income from joint ventures: Income from our India based investments remained relatively consistent versus prior periods.

Share count: Weighted average common and common equivalent shares outstanding were 31.0 million and 30.9 million for the quarters ended June 30, 2008 and 2007, respectively.

FINANCIAL POSITION AND CASH FLOW HIGHLIGHTS:

Long-term debt increased to $249.5 million at June 30, 2008 compared to $164.2 million at December 31, 2007.  The increase was primarily due to funding acquisitions, increased working capital levels and capital expenditures. Total long-term debt represented 40.6% of capitalization at June 30, 2008, compared with 31.8% at December 31, 2007.  Cash and cash equivalents were $22.0 million at June 30, 2008 compared with $25.3 million at December 31, 2007.

Working capital increased to $250.3 million at June 30, 2008 from $202.5 million at December 31, 2007.  The current ratio was 3.1-to-1 and 3.0-to-1 at June 30, 2008, and December 31, 2007, respectively.

Cash flow used in operating activities was $2.0 million year-to-date as of June 30, 2008 compared to $25.6 million cash being generated in the prior-year period.  The increase in working capital caused the decline in operating cash flows compared with the prior-year period, principally due to a greater increase in accounts receivable of $24.7 million.

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AMCOL Q2 2008 EARNINGS

Excluding the corporate building, acquisitions were the primary investing activity in the 2008 period amounting to $42.3 million, largely due to the PRT acquisition compared with $38.4 million in the prior-year period.  Capital expenditures in the 2008 period amounted to $23.3 million compared with $21.0 million in the prior-year period.

Approximately $2.0 million has been expended on share repurchases thru June 30, 2008, with $6.6 million remaining under authorization.  Eighty thousand shares were repurchased at an average price of $25.45 per share.  Dividends declared year-to-date through June 30, 2008, increased by 15.2 % over the prior-year period to $9.7 million.

This release contains certain forward-looking statements regarding AMCOL’s expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL’s various markets, utilization of AMCOL’s plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL’s annual report and other reports filed with the Securities and Exchange Commission. AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL’s expectations.

AMCOL International, headquartered in Arlington Heights, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL’s common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL’s web address is www.amcol.com. AMCOL’s second quarter conference call will be available live today at 11 a.m. EDT on the AMCOL website.

Financial tables follow.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net sales	$425,256	$346,182	$233,847	$182,454
Cost of sales	316,246	252,892	171,187	132,663
Gross profit	109,010	93,290	62,660	49,791
General, selling and administrative expenses	72,847	59,459	39,209	30,654
Operating profit	36,163	33,831	23,451	19,137
Other income (expense):
Interest expense, net	(5,238)	(4,097)	(2,837)	(2,155)
Other, net	288	(170)	523	(3)
	(4,950)	(4,267)	(2,314)	(2,158)
Income before income taxes and income from affiliates and joint ventures	31,213	29,564	21,137	16,979
Income tax expense	8,383	7,501	5,666	4,190
Income before income from affiliates and joint ventures	22,830	22,063	15,471	12,789

Income from affiliates and joint ventures	3,643	4,032	2,381	2,466

Income from continuing operations	26,473	26,095	17,852	15,255

(Loss) Income from discontinued operations	-	(286)	-	(286)

Net income	$26,473	$25,809	$17,852	$14,969

Weighted average common shares outstanding	30,336	30,154	30,413	30,155

Weighted average common and common equivalent shares outstanding	30,938	30,951	30,993	30,879

Basic earnings per share:
Continuing operations	$0.87	$0.87	$0.59	$0.51
Discontinued operations	-	(0.01)	-	(0.01)
Basic earnings per share	$0.87	$0.86	$0.59	$0.50

Diluted earnings per share:
Continuing operations	$0.86	$0.84	$0.58	$0.49
Discontinued operations	-	(0.01)	-	(0.01)
Diluted earnings per share	$0.86	$0.83	$0.58	$0.48

Dividends declared per share	$0.32	$0.28	$0.16	$0.14

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
ASSETS	2008	2007
	(unaudited)	*
Current assets:
Cash and equivalents	$21,982	$25,282
Accounts receivable, net	212,999	166,835
Inventories	109,642	91,367
Prepaid expenses	13,279	13,529
Deferred income taxes	5,035	4,374
Income tax receivable	-	2,768
Other	7,341	475

Total current assets	370,278	304,630

Investments in and advances to affiliates and joint ventures	62,524	49,309

Property, plant, equipment, mineral rights and reserves:
Land and mineral rights	21,594	21,394
Depreciable assets	403,682	352,100

	425,276	373,494
Less: accumulated depreciation and depletion	210,258	196,904

	215,018	176,590
Other assets:
Goodwill	75,153	59,840
Intangible assets, net	55,247	41,257
Deferred income taxes	5,075	5,513
Other assets	16,386	15,007

	151,861	121,617
	$799,681	$652,146

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$54,580	$44,274
Accrued liabilities	65,401	57,833

Total current liabilities	119,981	102,107

Long-term debt	249,541	164,232
Long-term debt - corporate building	11,081	-
Total long-term debt	260,622	164,232

Minority interests in subsidiaries	3,208	327
Pension liabilities	9,302	7,559
Other liabilities	25,525	25,598

	38,035	33,484
Stockholders’ equity:
Common stock	320	320
Additional paid in capital	84,791	81,599
Retained earnings	274,966	258,164
Accumulated other comprehensive income	39,820	33,248

	399,897	373,331
Less:
Treasury stock	18,854	21,008

	381,043	352,323
	$799,681	$652,146

* Condensed from audited financial statements.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2008	2007
Cash flow from operating activities:
Net income	$26,473	$25,809
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation, depletion, and amortization	15,747	13,805
Other non - cash charges	(3,199)	(4,893)
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (Increase) in current assets	(53,864)	(22,625)
Decrease (Increase) in noncurrent assets	(650)	(1,582)
Increase (decrease) in current liabilities	12,065	7,289
Increase (decrease) in noncurrent liabilities	1,416	7,783
Net cash provided by (used in) operating activities	(2,012)	25,586

Cash flow from investing activities:
Capital expenditures	(23,313)	(21,000)
Capital expenditures - corporate building	(6,273)	(906)
Acquisitions, net of cash	(42,257)	(38,393)
Investments in and advances to affiliates and joint ventures	(9,715)	(4,191)
Investments in restricted cash	(1,908)	(816)
Other	(5,290)	2,425
Net cash used in investing activities	(88,756)	(62,881)
Cash flow from financing activities:
Net change in outstanding debt	84,820	55,564
Net change in outstanding debt - corporate building	11,081	-
Proceeds from sales of treasury stock	1,272	1,283
Purchases of treasury stock	(2,062)	(6,115)
Dividends	(9,671)	(8,393)
Excess tax benefits from stock-based compensation	913	927
Net cash provided by financing activities	86,353	43,266
Effect of foreign currency rate changes on cash	1,115	1,396
Net increase (decrease) in cash and cash equivalents	(3,300)	7,367
Cash and cash equivalents at beginning of period	25,282	17,805
Cash and cash equivalents at end of period	$21,982	$25,172

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
QUARTER-TO-DATE

	Three Months Ended June 30,
Minerals	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$107,003	100.0%	$85,713	100.0%	$21,290	24.8%
Cost of sales	88,659	82.9%	69,381	80.9%	19,278	27.8%
Gross profit	18,344	17.1%	16,332	19.1%	2,012	12.3%
General, selling and
administrative expenses	9,824	9.2%	8,018	9.4%	1,806	22.5%
Operating profit	8,520	7.9%	8,314	9.7%	206	2.5%

	Three Months Ended June 30,
Environmental	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$78,041	100.0%	$65,108	100.0%	$12,933	19.9%
Cost of sales	51,165	65.6%	42,521	65.3%	8,644	20.3%
Gross profit	26,876	34.4%	22,587	34.7%	4,289	19.0%
General, selling and
administrative expenses	14,621	18.7%	12,652	19.4%	1,969	15.6%
Operating profit	12,255	15.7%	9,935	15.3%	2,320	23.4%

	Three Months Ended June 30,
Oilfield Services	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$37,655	100.0%	$23,030	100.0%	$14,625	63.5%
Cost of sales	21,904	58.2%	13,660	59.3%	8,244	60.4%
Gross profit	15,751	41.8%	9,370	40.7%	6,381	68.1%
General, selling and
administrative expenses	7,003	18.6%	4,446	19.3%	2,557	57.5%
Operating profit	8,748	23.2%	4,924	21.4%	3,824	77.7%

	Three Months Ended June 30,
Transportation	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$16,883	100.0%	$13,380	100.0%	$3,503	26.2%
Cost of sales	15,194	90.0%	11,878	88.8%	3,316	27.9%
Gross profit	1,689	10.0%	1,502	11.2%	187	12.5%
General, selling and
administrative expenses	856	5.1%	770	5.8%	86	11.2%
Operating profit	833	4.9%	732	5.5%	101	13.8%

	Three Months Ended June 30,
Corporate	2008	2007	2008 vs 2007
	(Dollars in Thousands)

Intersegment shipping sales	$(5,735)	$(4,777)
Intersegment shipping costs	(5,735)	(4,777)
Gross profit	-	-
General, selling and
administrative expenses	6,905	4,768	2,137	44.8%
Operating loss	6,905	4,768	2,137	44.8%

 AMCOL INTERNATIONAL CORPORATION

 SEGMENT RESULTS (unaudited)

 YEAR-TO-DATE

	Six Months Ended June 30,
Minerals	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$206,347	100.0%	$171,526	100.0%	$34,821	20.3%
Cost of sales	171,326	83.0%	138,395	80.7%	32,931	23.8%
Gross profit	35,021	17.0%	33,131	19.3%	1,890	5.7%
General, selling and
administrative expenses	18,814	9.1%	15,560	9.1%	3,254	20.9%
Operating profit	16,207	7.9%	17,571	10.2%	(1,364)	-7.8%

	Six Months Ended June 30,
Environmental	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$136,260	100.0%	$113,806	100.0%	$22,454	19.7%
Cost of sales	89,963	66.0%	73,684	64.7%	16,279	22.1%
Gross profit	46,297	34.0%	40,122	35.3%	6,175	15.4%
General, selling and
administrative expenses	28,071	20.6%	23,944	21.0%	4,127	17.2%
Operating profit	18,226	13.4%	16,178	14.3%	2,048	12.7%

	Six Months Ended June 30,
Oilfield Services	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$61,798	100.0%	$44,994	100.0%	$16,804	37.3%
Cost of sales	37,345	60.4%	27,737	61.6%	9,608	34.6%
Gross profit	24,453	39.6%	17,257	38.4%	7,196	41.7%
General, selling and
administrative expenses	11,756	19.0%	9,167	20.4%	2,589	28.2%
Operating profit	12,697	20.6%	8,090	18.0%	4,607	56.9%

	Six Months Ended June 30,
Transportation	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$31,233	100.0%	$24,273	100.0%	$6,960	28.7%
Cost of sales	27,994	89.6%	21,493	88.5%	6,501	30.2%
Gross profit	3,239	10.4%	2,780	11.5%	459	16.5%
General, selling and
administrative expenses	1,626	5.2%	1,508	6.2%	118	7.8%
Operating profit	1,613	5.2%	1,272	5.3%	341	26.8%

	Six Months Ended June 30,
Corporate	2008	2007	2008 vs 2007
	(Dollars in Thousands)

Intersegment shipping sales	$(10,382)	$(8,417)
Intersegment shipping costs	(10,382)	(8,417)
Gross profit	-	-
General, selling and
administrative expenses	12,580	9,280	3,300	35.6%
Operating loss	12,580	9,280	3,300	35.6%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
QUARTER-TO-DATE

Composition of Sales by Geographic Region	Three Months Ended June 30, 2008
	Americas	EMEA	Asia Pacific	Total
Minerals	32.2%	7.0%	6.6%	45.8%
Environmental	17.1%	13.9%	2.4%	33.4%
Oilfield services	13.1%	2.4%	0.6%	16.1%
Transportation	4.8%	0.0%	0.0%	4.8%

Total - current year's period	67.1%	23.3%	9.6%	100.0%
Total from prior year's comparable period	70.3%	22.1%	7.6%	100.0%

Percentage of Revenue Growth by Component	Three Months Ended June 30, 2008
	vs.
	Three Months Ended June 30, 2007
	Base Business	Acquisitions	Foreign Exchange	Total
Minerals	9.1%	1.8%	0.8%	11.7%
Environmental	3.9%	1.0%	2.2%	7.1%
Oilfield services	6.1%	1.9%	0.0%	8.0%
Transportation	1.4%	0.0%	0.0%	1.4%

Total	20.5%	4.7%	3.0%	28.2%
% of growth	72.7%	16.9%	10.4%	100.0%

	Three Months Ended June 30,
Minerals Product Line Sales	2008	2007	% change
	(Dollars in Thousands)

Metalcasting	$44,709	$37,283	19.9%
Specialty materials	27,328	20,031	36.4%
Pet products	19,179	15,593	23.0%
Basic minerals	13,317	11,636	14.4%
Other product lines	2,470	1,170	*

Total	107,003	85,713

* Not meaningful.

	Three Months Ended June 30,
Environmental Product Line Sales	2008	2007	% change
	(Dollars in Thousands)

Lining technologies	$48,452	$39,753	21.9%
Building materials	22,858	19,862	15.1%
Other product lines	6,731	5,493	*

Total	78,041	65,108

* Not meaningful.

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
YEAR-TO-DATE

Composition of Sales by Geographic Region	Six Months Ended June 30, 2008
	Americas	EMEA	Asia Pacific	Total
Minerals	34.5%	7.1%	7.0%	48.5%
Environmental	16.2%	13.8%	2.1%	32.0%
Oilfield services	12.0%	2.0%	0.5%	14.5%
Transportation	4.9%	0.0%	0.0%	4.9%

Total - current year's period	67.5%	22.9%	9.5%	100.0%
Total from prior year's comparable period	69.4%	22.6%	8.0%	100.0%

	Six Months Ended June 30, 2008
Percentage of Revenue Growth by Component	vs.
	Six Months Ended June 30, 2007
	Base Business	Acquisitions	Foreign Exchange	Total
Minerals	7.0%	2.3%	0.8%	10.1%
Environmental	3.6%	0.9%	2.0%	6.5%
Oilfield services	3.8%	1.0%	0.0%	4.9%
Transportation	1.4%	0.0%	0.0%	1.4%

Total	15.8%	4.2%	2.8%	22.9%
% of growth	69.4%	18.4%	12.2%	100.0%

Minerals Product Line Sales	Six Months Ended June 30,
	2008	2007	% change
	(Dollars in Thousands)

Metalcasting	$85,387	$73,869	15.6%
Specialty materials	52,991	40,099	32.2%
Pet products	38,702	32,081	20.6%
Basic minerals	25,358	22,563	12.4%
Other product lines	3,909	2,914	*

Total	206,347	171,526

* Not meaningful.

Environmental Product Line Sales	Six Months Ended June 30,
	2008	2007	% change
	(Dollars in Thousands)

Lining technologies	$80,947	$63,745	27.0%
Building materials	42,853	39,445	8.6%
Other product lines	12,460	10,616	*

Total	136,260	113,806

* Not meaningful.